Exhibit 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
INCREASED QUARTERLY CASH DIVIDEND

Philadelphia, Pennsylvania (November 20, 2019) -- Prudential Bancorp, Inc. (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a cash dividend of $0.07 per share on the common stock of the Company, representing a $0.02 increase from our previous regular quarterly dividend.  This dividend will be paid on December 20, 2019 to the shareholders of record at the close of business on December 6, 2019.

Dennis Pollack, President and CEO, commented, “The 40% increase in our regular dividend is indicative of our continued commitment to enhance shareholder value and reflects one of our strategies to leverage our capital while providing a tangible benefit to our shareholders.  We appreciate our shareholders’ investment in the Company and will continue to explore available opportunities to enhance shareholder value.”

Prudential Bancorp, Inc. is the holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.  At September 30, 2019, the Company had assets totaling $1.3 billion, liabilities totaling $1.1 billion and shareholders’ equity totaling $139.6 million.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company’s control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Other factors described include changes in the quality or composition of our loan, investment and mortgage-backed securities portfolios, geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; and changes in accounting principles, policies or guidelines, changes in competition, fiscal and monetary policies, legislation and regulatory changes.

Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.psbanker.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contact:
Jack E. Rothkopf, Senior Vice President, Treasurer, Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Bank, 215-755-1500.